Exhibit 99.1

EON Resources Inc. Announces

Completion of Preliminary Assessment Which Could Potentially

Yield up to 20 million Untapped Barrels of Oil via Horizonal Drilling in the Lower Intervals of the San Andres Formation

HOUSTON, TX / February 26, 2025 / EON Resources Inc. (NYSE American: EONR) (“EON” or the “Company”), an independent upstream energy company with oil and gas properties in the Permian Basin, announced today that it has completed a “preliminary assessment” of the horizontal potential of the lower San Andres (Jackson and Slaughter) reservoirs in the Grayburg-Jackson Field that it operates in Eddy County, New Mexico.

This preliminary assessment reveals possible recovery of an additional 20 million barrels of oil and 16 billion cubic feet of natural gas in the lower intervals of the San Andres. The Company’s current, on-going waterflood program has proven reserves of 15 million barrels of oil and 3 billion cubic feet of natural gas.

This preliminary assessment is the first step in an ongoing, comprehensive, multi-disciplinary analysis of the field incorporating petrophysics, geology and engineering data. The preliminary assessment uses modern geoscience software and workflows, which will ultimately lead to a 3D geologic model incorporating extensive well control. The ongoing multi-disciplinary work indicates the presence of previously unrecognized intervals and is expected to identify new drilling locations.

The preliminary assessment indicates that the significant volumes of stranded oil present in the lower San Andres beneath the Company’s approximately 13,700-acre position is best exploited by drilling 5,000 foot horizontal wells.

Highlights of the work to date in the Grayburg-Jackson Field include:

●	Total cumulative production of the San Andres reservoirs in the Grayburg-Jackson Field is less than 5 percent of the estimated original oil in place (“OOIP”).

●	The review of horizontal drilling of the largest analog field in the San Andres trend was based on only a few open hole logs, which indicated unreliable porosity and water saturation data. Further work has shown that the reservoir in the analog field is highly heterogenous.

●	In contrast, the ongoing EON integrated reservoir characterization study of our Grayburg-Jackson field is based on over 250 wells in our field area, and identified the optimal and low risk locations to drill horizonal wells first.

●	The wells in the largest analog field in the San Andres trend had an average initial production (“IP”) of 436 barrels of oil per day (“BOPD”) and an average estimated ultimate recovery (“EUR”) of 79.4 barrels of oil per foot. Using the same parameters, a 5,000-foot horizonal or lateral well in the Grayburg-Jackson field would have an average EUR of 397,000 barrels of oil per well. We believe our recoveries to be higher, given the superior reservoir quality beneath our acreage, but we cannot guarantee that such recoveries would not be higher or at the same levels.

●	Assuming a typical well cost of $3.75 million, we believe it would take approximately 156 thousand barrels of oil to achieve breakeven. While the evaluation continues, the first 50 identified well locations are expected to have recoveries well above the breakeven calculation.

Size of the Prize:

●	Assuming an OOIP similar to the analog field mentioned above, the 50 well locations currently identified would have a total expected recovery of approximately 20 million barrels of oil and 16.4 billion cubic feet of natural gas. Considering the higher quality reservoir within our acreage, we would expect higher recoveries.

●	With cost of $3.75 million per average San Andres horizontal well in the Grayburg-Jackson field and an average EUR of 397,000 barrels of oil, the current metrics are: ROI = 3.3; IRR = 120.1 percent; total undiscounted cash flow = $12.42 million; and a discounted cash flow at 10 percent = $6.60 MM. Given our reservoir rock, we believe we would have superior metrics.

●	The current analysis assumes no contribution to production from past waterflood pressure support in the Jackson and Slaughter reservoirs.

“We are focused on expanding our successful Seven Rivers waterflood as a priority this year, while setting the stage for a new phase of growth by permitting 12 San Andres horizontal drilling locations in late 2025 or early 2026,” said Jesse Allen, VP of Operations. “This is based on current Bureau of Land Management permitting, which we believe will increase under the Trump administration.”

The descriptions set forth above are qualified in their entirety by the current assessment, which is downloadable from our website under the Grayburg-Jackson Oil Field section at: Assessment Study - Horizonal Drilling

About the Oil Field Property

In November 2023, the Company acquired LH Operating, LLC (“LHO”) including its holdings in New Mexico of oil and gas waterflood production comprising 13,700 contiguous leasehold acres, 342 producing wells and 207 injection wells situated on 20 federal and 3 state leases in the Grayburg-Jackson Oil Field. The Grayburg-Jackson Oil Field is located on the Northwest Shelf of the prolific Permian Basin in Eddy County, New Mexico.

Leasehold rights of LHO, now a wholly owned subsidiary of the Company, include the Seven Rivers, Queen, Grayburg and San Andres intervals that range from as shallow as 1,500 feet to 4,000 feet in depth. The December 2023 reserve report from our third-party engineer, William H. Cobb and Associates, Inc. (“Cobb”), reflects LHO to have proven reserves of approximately 15.4 million barrels of oil and 3.5 billion cubic feet of natural gas. The mapped original-oil-in-place (“OOIP”) in the LHO leasehold is approximately 876 million barrels of oil in the Grayburg and San Andres intervals and 80 million barrels in the Seven Rivers interval for a total OOIP of approximately 956,000,000 barrels of oil.

Our primary production is currently from the Seven Rivers zone. In addition to proven reserves, the Company believes it may access an additional 34 million barrels of oil by adding perforations in the Grayburg and San Andres formations. With proven oil reserves of over 15 million barrels, combined with the potential 34 million additional barrels from the Grayburg and San Andres zones, LHO should produce oil and a revenue stream for more than two decades with a low decline rate.

About EON Resources Inc.

EON is an independent upstream energy company focused on maximizing total returns to its shareholders through the development of onshore oil and natural gas properties in the United States. EON’s long-term goal is to maximize total shareholder value from a diversified portfolio of long-life oil and natural gas properties built through acquisition and through selective development, production enhancement, and other exploitation efforts on its oil and natural gas properties.

EON’s Class A Common Stock trades on the NYSE American Stock Exchange (NYSE American: EONR) and the Company’s public warrants trade on the NYSE American Stock Exchange (NYSE American: EONR WS). For more information on EON, please visit the Company’s website: https://eon-r.com/

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from what is expected. Words such as "expects," "believes," "anticipates," "intends," "estimates," "seeks," "may," "might," "plan," "possible," "should" and variations and similar words and expressions are intended to identify such forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Such forward-looking statements relate to future events or future results, based on currently available information and reflect the Company's management's current beliefs. A number of factors could cause actual events or results to differ materially from the events and results discussed in the forward-looking statements. Important factors - including the availability of funds, the results of financing efforts and the risks relating to our business - that could cause actual results to differ materially from the Company's expectations are disclosed in the Company's documents filed from time to time on EDGAR (see www.edgar-online.com) and with the Securities and Exchange Commission (see www.sec.gov). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations

Michael J. Porter, President

PORTER, LEVAY & ROSE, INC.

mike@plrinvest.com

Key search words

EON, EONR, EON Resources Inc., HNRA, Pogo, oil and gas, reserves, Pogo Resources, HNR Acquisition, Permian Basin, Eddy County, New Mexico, EONRWS HNRAW

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